Exhibit 10.23

April 21, 2008

Mike Hancock

3701 Whitt Loop

Austin, TX 78749

Dear Mike:

I am pleased to extend you an offer for employment at WHITEGLOVE HOUSE CALL HEALTH, Inc. Your title will be the VP of Sales and Business Development, reporting to Robert Fabbio, Chief Executive Officer and President.

Your responsibilities include, but are not limited to:

•	Recruitment and management of WHITEGLOVE HOUSE CALL HEALTH’s sales and business development staff

•	Primary person responsible for WHITEGLOVE HOUSE CALL HEALTH’s membership acquisition, membership enrollment, and membership revenue

•	Participate as an active member of the executive management team

Compensation:

Your compensation includes the following:

•	A base salary of $16,500.00 per month, paid semi-monthly on this 15th and the last day of each month, commencing on May 1, 2008 (or before);

•

The opportunity to earn up to an additional $75,000.00 in annual incentive compensation based on meeting membership enrollment targets ($65,000.00 at plan) and management-based objectives ($10,000 annually for the successful accomplishment of certain MBOs), paid quarterly and subject to you and the company successfully accomplishing the objectives as set forth below.

Membership enrollment Incentive Compensation

The following summarizes the Membership enrollment incentive portion of your 2008 compensation plan. Your incentive compensation is calculated using the following table:

Override Rate / Member Enrolled	New Members Enrolled (after 5/1/08)	Potential Maximum Incentive Override Amount
11.02	1 - 1652	$18,200.00
21.00	1653-2891	$26,000.00
16.80	2892-4130	$20,800.00
18.00	above 4130

Membership enrollment incentive compensation is paid in the month following the quarter the memberships are closed. For example, Membership enrollment incentive compensation on memberships enrolled, billed and recognized in January, February, and March will be paid with the first April paycheck, in accordance with the Company’s normal payroll policy.

WHITEGLOVE HOUSE CALL HEALTH, Inc. Confidential

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Equity:

In addition to your compensation, 195,000 Incentive Stock Options will be granted to you under WHITEGLOVE HOUSE CALL HEALTH’s Incentive Stock Option Plan, subject to Board approval at an option price to be determined by the Board at time of grant.

Your employment at WHITEGLOVE HOUSE CALL HEALTH is not for any specified time, but is “at will.” Either you or WHITEGLOVE HOUSE CALL HEALTH may terminate your employment at any time for any reason, with or without cause or advance notice. By accepting this offer, you agree that this “at will” employment relationship will remain in effect for the duration of your employment and can only be modified by an express written agreement by the Chief Executive Officer of WHITEGLOVE HOUSE CALL HEALTH.

Benefits:

WHITEGLOVE HOUSE CALL HEALTH offers a variety of benefit programs to assist you in taking care of yourself and your family. These benefits may be modified from time to time at WHITEGLOVE HOUSE CALL HEALTH’s discretion.

WHITEGLOVE HOUSE CALL HEALTH currently has a PRO health insurance plan providing major medical insurance with BlueCross BlueShield of Texas where the WHITEGLOVE HOUSE CALL HEALTH pays 75% of the monthly premiums for it’s employees. In addition, the WHITEGLOVE HOUSE CALL HEALTH gives all of its employees a Gold membership to WHITEGLOVE’s services at no charge. We also offer reduced WHITEGLOVE membership fees for family members. In addition, WHITEGLOVE HOUSE CALL HEALTH provides vision coverage with Davis Vision. Your eligibility for these medical benefits will begin 30 days from the start date of your employment with WHITEGLOVE HOUSE CALL HEALTH. You will need to submit the enrollment form for your PPO health insurance within one month of your start date in order to ensure your coverage by that date.

When available, you will be eligible to participate in WHITEGLOVE HOUSE CALL HEALTH’s 401(k) plan at the next entry date. Entry dates are on the first day of each calendar quarter. WHITEGLOVE HOUSE CALL HEALTH does not have a matching program and does not have intentions to put one in place in the near term.

WHITEGLOVE HOUSE CALL HEALTH currently provides its employees, at no charge, Medical Malpractice Insurance (for the healthcare professionals), Short and Long-term disability coverage, and Workers Compensation and all into effect on the first day of the month following your start date.

Additional Important Information:

This offer is contingent upon a pre-employment background check and your ability to provide proof of your eligibility to work in the United States.

This offer is also subject to your execution of WHITEGLOVE HOUSE CALL HEALTH’s Employment Agreement which is attached. Please note the provisions of the Confidential Information and Invention Assignment Agreement with respect to intellectual property and non-disclosure of confidential information. In particular, you must not bring any trade secret material belonging to others with you, and you must agree not to use any trade secrets belonging to others during your employment at WHITEGLOVE HOUSE CALL HEALTH. Please also note the non-competition and non-solicitation provisions.

This letter and the Employment Agreement set forth in pertinent part the terms of your employment with us and supersedes any prior representations or agreements whether oral or written. A duplicate of this offer letter is enclosed for your records. To accept this offer, please sign and return this letter along with the Employment Agreement and return, either by hand delivery or in the enclosed envelope.

WHITEGLOVE HOUSE CALL HEALTH, Inc. Confidential

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Please respond to this offer by sending a signed copy of this letter back to me by April 24, 2008 or this offer will be considered declined. I am looking forward to having you as a part of the team and hope that through your efforts and the efforts of the team, we can continue to build a successful company.

Sincerely.

/s/ Bob Fabbio

Bob Fabbio

Chief Executive Officer and President

Please sign below to accept this offer.

Accepted:	/s/ MICHAEL W. HANCOCK

Date:	4-23-08

Confirmed start date:	MAY 5TH 2008

WHITEGLOVE HOUSE CALL HEALTH, Inc. Confidential

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